Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	State of Organization

Direct Transfer, LLC.	Delaware
PrecisionIR Group Inc., and its subsidiaries (listed below)	Delaware
PrecisionIR Inc	North Carolina
Issuer Direct Ltd	United Kingdom
PrecisionIR AB**	Sweden
Interwest Transfer Company, Inc.	Utah
QX Interactive, LLC.	North Carolina

** During 2017, the Registrant dissolved PrecisionIR AB pursuant to Swedish law. The dissolution had an immaterial impact to the financial statements and business of the Registrant for the year ended December 31, 2017.